EXHIBIT 12.1


                                DENAMERICA CORP.
                        RATIO OF INCOME TO FIXED CHARGES
                                  (000 OMITTED)

                                                         FISCAL YEAR
                                     -------------------------------------------------------
                                      1995       1996       1997         1998         1999
                                     ------    -------    --------     --------     --------
Income (Loss) Before Income Taxes
    and Extraordinary Item ......    $  505    $ 2,485    $(17,719)    $ (6,942)    $(28,748)
Fixed Charges:
    Rental Expense ..............     2,499      7,660      10,132        9,094        8,825
    Interest ....................     2,467      9,255      11,962       11,070       11,528
    Debt Expense Amortization ...       144        350       1,939        1,722        2,061
                                     ------    -------    --------     --------     --------
       Total Fixed Charges ......     5,110     17,265      24,023       21,886       22,414
                                     ------    -------    --------     --------     --------
Net Income as Adjusted ..........    $5,615    $19,750    $  6,314     $ 14,944     $ (6,334)
                                     ======    =======    ========     ========     ========
Ratio ...........................      1.10       1.14
                                     ======    =======
Amount Inadequate to Cover
    Fixed Charges ...............                         $ 17,719     $  6,942     $ 28,748
                                                          ========     ========     ========